Exhibit 99.1

FOR IMMEDIATE RELEASE

CARMIKE CINEMAS ANNOUNCES AMENDED

AND RESTATED MERGER AGREEMENT WITH AMC THEATRES

AMC to Acquire Carmike for Combination of Cash and Stock in Approximately $1.2 Billion Transaction

Represents Premium of Approximately 32% Over Carmike’s Stock Price on March 3, 2016

and an Increase of 10.2% Over AMC’s Original Cash Offer of $30 Per Share

Columbus, Georgia – July 25, 2016 – Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”) announced today that it has entered into an amended and restated merger agreement with AMC Theatres (AMC Entertainment Holdings, Inc.) (NYSE: AMC) (“AMC”) pursuant to which AMC will acquire all outstanding shares of Carmike in cash and stock.

Under the terms of the transaction, for each outstanding share of Carmike common stock, Carmike’s stockholders will have the option to elect to receive either $33.06 in cash or 1.0819 shares of AMC’s Class A common stock. Such elections are subject to proration such that in the aggregate 30% of Carmike’s outstanding shares are exchanged for shares of AMC’s Class A common stock, and 70% of Carmike’s outstanding shares are exchanged for cash.

Based on the closing trading price of AMC’s common stock on the New York Stock Exchange on July 22, 2016, the transaction is valued at approximately $1.2 billion, including the assumption of Carmike net indebtedness. The $1.2 billion transaction value consists of approximately $585 million paid in cash and $250 million in AMC’s Class A common stock to be paid to Carmike stockholders, and AMC’s assumption of Carmike’s net debt. The total consideration to be received by Carmike stockholders under the amended and restated merger agreement represents a premium of approximately 32% over Carmike’s stock price on March 3, 2016, the last date prior to the announcement of the transaction between AMC and Carmike, and an increase of 10.2% over AMC’s original cash offer of $30 per share.

The amended and restated merger agreement has been unanimously approved by the Carmike Board of Directors, and Carmike’s Board recommends that all Carmike stockholders vote “FOR” the amended and restated merger agreement with AMC.

David Passman, Carmike President and Chief Executive Officer, said, “We are pleased to have reached this amended merger agreement with AMC, which follows extensive negotiations with AMC. The revised merger agreement provides significant additional value to Carmike stockholders and enables our stockholders to now participate in the potential upside of a combined AMC-Carmike while continuing to receive significant, premium value for their investment in Carmike. Our Board unanimously believes that this transaction is compelling and in the best interest of all Carmike stockholders.”

Approvals and Timing

The transaction is expected to be completed by the end of 2016, subject to customary closing conditions, including regulatory approval and approval by Carmike’s stockholders.

Carmike intends to adjourn the Special Meeting of Stockholders scheduled to reconvene on July 25, 2016 at 9:00 a.m. local time, at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309.

Carmike will disseminate a revised proxy statement/prospectus to Carmike stockholders in connection with the amended and restated merger agreement, which will provide details on when the Special Meeting of Stockholders will be reconvened. Carmike’s Board of Directors has not yet determined whether a revised record date will be set for the reconvened Special Meeting of Stockholders. However, in light of the revised transaction structure and anticipated timeline, Carmike’s Board of Directors likely will set a new record date for the reconvened Special Meeting of Stockholders.

Additional Details

AMC’s revised offer has fully committed financing in place and will be funded through a combination of existing liquidity, including cash on hand, incremental debt, and equity issuance. The debt financing commitment is being provided by Citigroup Global Markets Inc. (“Citi”).

J.P. Morgan Securities LLC is serving as exclusive financial advisor and provided a fairness opinion to Carmike. King & Spalding LLP is acting as legal counsel to Carmike.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema, 3-D cinema deployments and alternative programming and is one of the nation’s largest motion picture exhibitors. Carmike has 273 theatres with 2,938 screens in 41 states. The circuit includes 55 premium large format (PLF) auditoriums featuring state-of-the-art technology and luxurious seating, including 32 “BigDs,” 21 IMAX auditoriums and two MuviXL screens. As “America’s Hometown Theatre Chain” Carmike’s primary focus is mid-sized communities. Visit www.carmike.com for more information.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about Carmike’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of Carmike’s management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond Carmike’s ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the amended and restated merger agreement; the inability to complete the proposed merger due to the failure to obtain Carmike stockholder or regulatory approval for the proposed merger or the failure to satisfy other conditions of the proposed merger within the proposed timeframe or at all; disruption in key business activities or any impact on Carmike’s relationships with third parties as a result of the announcement of the proposed merger; the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters delivered pursuant to the amended and restated merger agreement, or the failure of the proposed merger to close for any other reason; risks related to disruption of management’s attention from Carmike’s ongoing business operations due to the proposed merger; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against Carmike and others relating to the amended and restated merger agreement; the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger; the amount of the costs, fees, expenses and charges related to the proposed merger; adverse regulatory decisions; unanticipated changes in the markets for Carmike’s business segments; general economic conditions in Carmike’s regional and national markets; Carmike’s ability to comply with covenants contained in the agreements governing Carmike’s indebtedness; Carmike’s ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; Carmike’s ability to meet its contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in Carmike’s markets; competition in Carmike’s markets; competition with other forms of entertainment; the effect of Carmike’s leverage on its financial condition; prices and availability of operating supplies; the impact of continued cost control procedures on operating results; the impact of asset impairments; the impact of terrorist acts; changes in tax laws, regulations and rates; and financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of Carmike’s business.

Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in Carmike’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2016, under the heading “Item 1A. Risk Factors,” and in Carmike’s subsequently filed reports with the SEC, including Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on the forward-looking statements included in this press release, which speak only as of the date hereof. Carmike does not undertake to update any of these statements in light of new information or future events, except as required by applicable law.

Important Additional Information Regarding the Merger

This press release may be deemed to be solicitation material in respect of the proposed merger of Carmike with and into a wholly-owned subsidiary of AMC. In connection with the proposed merger, AMC and Carmike will file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) containing a prospectus with respect to the AMC common stock to be issued in the proposed merger and a proxy statement of Carmike in connection with the proposed merger (the “Proxy Statement/Prospectus”). The proxy statement of Carmike contained in the Proxy Statement/Prospectus will replace the definitive proxy statement which Carmike previously filed with the SEC on May 23, 2016 and mailed to its stockholders on or about May 25, 2016. Each of AMC and Carmike intends to file other documents with the SEC regarding the proposed merger. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Carmike and will contain important information about the proposed merger and related matters.

BEFORE MAKING ANY INVESTMENT OR VOTING DECISION, CARMIKE’S STOCKHOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT AMC OR CARMIKE HAS FILED OR MAY FILE WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, OR WHICH ARE INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Carmike’s stockholders will be able to obtain, free of charge, copies of the definitive Proxy Statement/Prospectus and Registration Statement, when available, and other relevant documents filed by AMC and Carmike with the SEC, at the SEC’s website at www.sec.gov. In addition, Carmike’s stockholders may obtain free copies of the Proxy Statement/Prospectus and other relevant documents filed by Carmike with the SEC from Carmike’s website at http://www.carmikeinvestors.com/.

This communication does not constitute an offer to buy or exchange, or the solicitation of an offer to sell or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not a substitute for any prospectus, proxy statement or any other document that AMC or Carmike may file with the SEC in connection with the proposed merger.

Participation in the Solicitation

This communication does not constitute a solicitation of a proxy from any stockholder with respect to the proposed merger. However, each of AMC, Carmike and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Carmike’s stockholders with respect to the proposed merger. More detailed information regarding the identity of these potential participants, and any direct or indirect interests they may have in the proposed merger, by security holdings or otherwise, will be set forth in the Proxy Statement/Prospectus, which will replace the definitive proxy statement which Carmike previously filed with the SEC on May 23, 2016 and mailed to its stockholders on or about May 25, 2016. Additional information concerning AMC’s directors and executive officers is set forth in the definitive proxy statement filed by AMC with the SEC on March 15, 2016 and in the Annual Report on Form 10-K filed by AMC with the SEC on March 8, 2016. These documents are available to Carmike stockholders free of charge from the SEC’s website at www.sec.gov and from the investor relations section of AMC’s website at amctheatres.com. Additional information concerning Carmike’s directors and executive officers and their ownership of Carmike common stock is set forth in the proxy statement for Carmike’s most recent annual meeting of stockholders, which was filed with the SEC on April 15, 2016 and in the Annual Report on Form 10 K filed by Carmike with the SEC on February 29, 2016. These documents are available to Carmike stockholders free of charge from the SEC’s website at www.sec.gov and from Carmike’s website at http://www.carmikeinvestors.com/.

Carmike Contacts

Investor Relations:

Richard B. Hare, 706-576-3416

Chief Financial Officer

or

Innisfree M&A

Arthur Crozier or Larry Miller

212-750-5833

info@innisfreema.com

Media Contacts:

Joele Frank, Wilkinson Brimmer Katcher

Barrett Golden or Mahmoud Siddig

212-355-4449